Exhibit 10.1

SUNCOKE ENERGY, INC.

SAVINGS RESTORATION PLAN

(Effective January 1, 2012)

I.	STRUCTURE OF THE PLAN

The SunCoke Energy, Inc. Savings Restoration Plan (the “Plan”) is established by SunCoke Energy Inc. (the “Company”) effective January 1, 2012 for the purpose of providing for certain employees benefits which otherwise would be lost by reason of the restrictive provisions of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”) applicable to the SunCoke Profit Sharing and Retirement Plan (the “SunCoke Plan”).

This Plan is an unfunded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 3(36), 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended.

II.	ADMINISTRATION OF THE PLAN

The Plan Administrator (as this term is defined in the SunCoke Plan), or its delegate, (“Plan Administrator”) shall administer the Plan. The Plan Administrator shall have full authority to determine all questions arising in connection with the Plan. The Plan Administrator will also interpret the Plan, adopt procedural rules, and may employ and rely on such legal counsel, such actuaries, such accountants and such agents as it may deem advisable to assist in the administration of the Plan. Decisions of the Plan Administrator shall be conclusive and binding on all persons.

III.	PARTICIPATION IN THE PLAN

The Plan Administrator shall select the employees eligible to participate in the Plan from among the participants in the SunCoke Plan whose employing corporation participates in the SunCoke Plan and adopts this Plan (hereinafter referred to as a “participating employer”). The participants in the SunCoke Plan selected for participation in this Plan shall be those Suncoke Plan participants whom the Plan Administrator reasonably believes will have annual base and projected target Bonus compensation in excess of the limitations on compensation imposed under the terms of the SunCoke Plan by reason of Section 401(a)(17) of the Code during the applicable calendar year.

Savings Restoration Plan Effective January 1, 2012

IV.	BENEFITS PROVIDED UNDER THE PLAN

1.	Participant Contributions

A.	Participant Contributions. If in any calendar year a participant is expected to receive Compensation that exceeds the limitation on compensation imposed under the terms of the SunCoke Plan by reason of Section 401(a)(17) of the Code (the “Compensation Cap”), the participant may irrevocably elect on a form prescribed by the Plan Administrator, before the beginning of such calendar year, to defer on a pretax basis a percentage (not to exceed 50%) of (1) the portion of such participant’s base salary payable in respect of services performed in such calendar year that constitutes Excess Compensation in the year in which it is payable; and (2) the portion of the participant’s Bonus payable in respect of services performed in such calendar year that constitutes Excess Compensation in the year in which it is payable (together, “Eligible Compensation”). Such deferrals shall be referred to as “Participant Contributions.” The election made pursuant to this subsection A will remain in effect until changed or revoked, but as of December 31 of each calendar year, the election then in effect becomes irrevocable with respect to Eligible Compensation payable in connection with services performed by a participant in the immediately following calendar year.

B.	Method of Making Participant Contributions. For any calendar year for which a participant has made an irrevocable election in accordance with subsection A above, Participant Contributions, as determined above, will be withheld from Eligible Compensation payable to the participant with respect to services performed in such calendar year and credited to a book account maintained for the participant by or on behalf of the participating employer as of the date such amounts would otherwise have been paid to the participant.

C.	First Year of Eligibility to Participate. In the calendar year that an employee first becomes eligible to participate in the Plan (provided that the employee has not previously become eligible to participate in any Elective Account Balance Plan or Non-Elective Account Balance Plan), the participant may make an initial deferral election under subsection A above within 30 days after the date such participant becomes eligible to participate in the Plan. Any such election shall apply to (1) salary earned for services performed in such calendar year subsequent to such election; and (2) the pro-rata portion of the Bonus attributable to services performed after the date such election is made.

2.	Employer Contributions

A.

Matching Employer Contributions. A participant’s participating employer shall maintain, or cause to be maintained, a book account for such participant who has met the eligibility requirement of the SunCoke Plan to which the participating employer shall credit an amount equal to 100% of the first 5% of Eligible Compensation that the participant contributes

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to the Plan as Participant Contributions during a calendar year, allocated by pay period or payment date (“Matching Employer Contributions”). Matching Employer Contributions shall be credited to participants’ book accounts for each payroll period for which the related Participant Contributions are credited to participants’ book accounts.

B.	Safe Harbor Employer Contributions. A participant’s participating employer shall maintain, or cause to be maintained, a book account for such participant who has met the eligibility requirement of the SunCoke Plan to which, in respect of each calendar year, the participating employer shall credit an amount equal to 3% of the participant’s Eligible Compensation for the calendar year with respect to which the participant makes Participant Contributions to this Plan for the calendar year (“Safe Harbor Employer Contributions”). Safe Harbor Employer Contributions shall be credited to participants’ book accounts each payroll period.

C.	Additional Employer Contribution. For each calendar year, each participating employer, in its absolute discretion, shall determine the amount, if any, that shall be credited as an additional employer contribution (“Additional Employer Contribution”) to the book accounts of each participant that is employed by the participating employer. The participating employer has the absolute discretion to determine which, if any, participants that are employed by the participating employer shall be credited with an Additional Employer Contribution, the amount of each such Additional Employer Contribution, and the date as of which each such Additional Employer Contribution shall be credited to the participant’s book account.

3.	Vesting of and Earnings on Book Accounts

A.	Nonforfeitability. All Participant Contribution and Safe Harbor Employer Contribution amounts credited to book accounts on behalf of participants shall be nonforfeitable.

B.	Vesting. All Matching Employer Contribution and Additional Employer Contribution amounts shall be subject to the vesting provisions of the SunCoke Plan; provided that all amounts credited to book accounts on behalf of participants shall become fully vested upon the termination of the Plan pursuant to Section 1 of Article VII.

C.	Earnings. All amounts credited to participants’ book accounts under the Plan shall be deemed to have been invested in the default Fund designated by the Plan Administrator, provided that at any time after the first contribution is made to the Plan on behalf of the Participant, the Participant may transfer past contributions to a different Fund and direct the deemed investment of future contributions to other Funds established under the SunCoke Plan, pursuant to procedures and limitations in effect under the SunCoke Plan.

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V.	DISTRIBUTIONS

1.	Lump-Sum Distribution

Unless elected by the participant in Sections 2 or 3 below, each participating employer shall distribute in a lump sum to each participant in the Plan employed by it for whom it maintains book accounts or his Beneficiary an amount in cash equal to 100% of the value of his vested book account(s) attributable to all participant contributions and employer contributions (adjusted for investment earnings and losses on such contributions), on the first day of the seventh month following the termination of employment of such participant under circumstances constituting a separation from service, including disability (as such term is defined in Section 409A). Notwithstanding the foregoing, payment of the value of a participant’s book accounts, adjusted for investment earnings and losses thereon, to any participant who has a separation from service due to death shall be paid in a lump sum immediately upon death to the participant’s Beneficiary.

2.	Retirement Election

Prior to the participant’s first year of participation in the Plan, a participant may make a one-time election, subject to Section 5 of Article V, to receive a distribution from the plan of 100% of the value of his vested book account(s) attributable to all participant contributions and employer contributions (adjusted for investment earnings and losses on such contributions) payable upon the participant’s Retirement in annual installments rather than in a lump sum. Under such an election, the participant shall elect to receive between 2 and 10 years of substantially equal annual installment payments, with the first installment payment to be paid on the first day of the seventh month following the participant’s Retirement, and the remaining installments to be paid on the anniversaries of the first payment date until all installments have been distributed. In the event the participant dies before all installment payments have been made under this section, payment of the remaining balance of the participant’s accounts will be paid to the participant’s Beneficiary in a lump sum upon the participant’s death. Notwithstanding anything herein to the contrary, in the event that the total vested amount of a participant’s book account is less than $50,000 at the time of the participant’s Retirement, such amount shall be paid in a lump sum on the first day of the seventh month following the participant’s Retirement.

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3.	In-Service Payments.

Concurrently with making an annual election to contribute to this Plan, a participant may make an election to receive an in-service lump sum distribution of amounts deferred to the Plan as Participant Contributions only (adjusted for investment earnings and losses on such contributions) on a specified date not earlier than the January 1 following three years from the end of the calendar year for which the election was made. For example, salary and Bonus amounts otherwise payable in respect of services performed in 2013 that are deferred under the Plan as Participant Contributions may not be paid earlier than January 1, 2016. Regardless of an election to defer payment under this Section 3, payment of a participant’s Participant Contributions (adjusted for investment earnings and losses on such contributions) shall be made upon separation from service or Retirement as described in Sections 1 and 2 above.

4.	Distribution Upon Income Inclusion Under Section 409A

Upon a final determination that amounts deferred under the Plan are includible in the gross income of a participant under Code Section 409A, such amounts shall be distributed to the participant.

5.	Subsequent Deferral Elections.

Subject to the approval of the Plan Administrator, a participant who makes an election pursuant to Section 2 above may elect to change the form of payment for such election to a different number of installment payments or to a lump sum and a participant who makes an election pursuant to Section 3 above may elect to delay the time of payment elected pursuant to Section 3. In each case, any such election (a) must be made at least one year prior to the previously determined payment date, (2) shall not become effective until the date that is one year after the date on which such election is made, and (3) must delay the payment of any affected amounts to a date that is not less than five years after the date such amounts otherwise would have been distributed. For the avoidance of doubt, no deferral elections may be made pursuant to this Section 5 by any participant who is in pay status.

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VI.	CLAIMS PROCEDURE.

1.	Claim for Benefits. All claims for benefits under the Plan shall be made in writing and shall be signed by the applicant. Claims shall be submitted to a representative designated by the Plan Administrator and hereinafter referred to as the “Claims Coordinator”.

A.	Each claim hereunder shall be acted on and approved or disapproved by the Claims Coordinator within 60 days following the receipt by the Claims Coordinator of the information necessary to process the claim.

B.	In the event the Claims Coordinator denies a claim for benefits, in whole or in part, the Claims Coordinator shall notify the applicant in writing of the denial of the claim and notify such applicant of his or her right to a review of the Claims Coordinator’s decision by the Plan Administrator. Such notice by the Claims Coordinator shall also set forth, in a manner calculated to be understood by the applicant, the specific reason for such denial, the specific Plan provisions on which the denial is based, a description of any additional material or information necessary to perfect the claim, with an explanation of why such material or information is necessary, and an explanation of the Plan’s claims review procedure as set forth in this Article VI.

C.	If no action is taken by the Claims Coordinator on an applicant’s claim within 60 days after receipt by the Claim Coordinator, such application shall be deemed to be denied for purposes of the following appeals procedure.

2.	Appeals Procedure. Any applicant whose claim for benefits is denied in whole or in part (“Claimant”) may appeal from such denial to the Plan Administrator for a review of the decision by the Plan Administrator. Such appeal must be made within six months after the Claimant has received written notice of the denial as provided above in Section 1. An appeal must be submitted in writing within such period and must:

A.	Request a review by the Plan Administrator of the claim for benefits under the Plan;

B.	Set forth all of the grounds upon which the Claimant’s request for review is based and any facts in support thereof; and

C.	Set forth any issues or comments which the Claimant deems pertinent to the appeal.

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The Plan Administrator shall regularly review appeals by Claimants. The Plan Administrator shall act upon each appeal within 60 days after receipt thereof unless special circumstances require an extension of the time for processing the Claimant’s request for review. If such an extension of time for processing is required, written notice of the extension shall be forwarded to the Claimant prior to the commencement of the extension. In no event shall such extension exceed a period of 120 days after the request for review is received by the Plan Administrator.

The Plan Administrator shall make a full and fair review of each appeal and any written materials submitted by the Claimant and/or the Participating Company in connection therewith. The Plan Administrator may require the Claimant and/or the Participating Company to submit such additional facts, documents or other evidence as the Plan Administrator in its discretion deems necessary or advisable in making its review. The Claimant shall be given the opportunity to review pertinent documents or materials upon submission of a written request to the Plan Administrator, provided the Plan Administrator finds the requested documents or materials are pertinent to the appeal.

On the basis of its review, the Plan Administrator shall make an independent determination of the Claimant’s eligibility for benefits under the Plan. The decision of the Plan Administrator on any claim for benefits shall be final and conclusive upon all parties thereto.

In the event the Plan Administrator denies an appeal, in whole or in part, the Administrator shall give written notice of the decision to the Claimant, which notice shall set forth, in a manner calculated to be understood by the Claimant, the specific reasons for such denial and which shall make specific reference to the pertinent Plan provisions on which the Plan Administrator’s decision was based.

3.	Compliance with Regulations. It is intended that the claims procedure of this Plan be administered in accordance with the claims procedure regulations of the Department of Labor set forth in 29 CFR § 2560.503-1.

VII.	GENERAL PROVISIONS

1.	Right to Terminate

This Plan may be terminated at any time by the Company. The Company or any participating employer may terminate participation in this Plan with respect to its employees participating in the SunCoke Plan. If a participating employer shall terminate the SunCoke Plan with respect to its employees, this Plan shall be terminated automatically with respect to future calendar years. Upon termination of the Plan, the amounts credited to participants’ book accounts under this Plan shall be distributed to such participants in accordance with the terms of the Plan and the participant’s existing elections.

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2.	Right to Amend

This Plan may be amended at any time by the Board of Directors of the Company, except that no such amendment shall reduce for any participant the vested amount then credited to his book account established under this Plan.

3.	Nonalienation of Benefits

No right to payment or any other interest under this Plan shall be assignable or subject to attachment, execution, or levy of any kind.

4.	Employment Relationships

Nothing in this Plan shall be construed as giving any employee the right to be retained in the employ of any participating employer. Each participating employer in the Plan expressly reserves the right to dismiss any employee at any time without regard to the effect which such dismissal might have upon him under the Plan.

5.	Plan Not Funded

Benefits payable under this Plan shall not be funded and shall be made out of the general funds of the participating employers. To the extent any person acquires a right hereunder, such right(s) shall be no greater than those of a general, unsecured creditor of the Plan Sponsor.

6.	Construction

This Plan shall be construed, administered and enforced according to the laws of the state of Illinois.

7.	Definition

A.	Additional Employer Contribution. The employer contribution credited to a participant’s book account pursuant to subsection D of Section 2 of Article IV.

B.	Beneficiary. The person or persons designated by the participant on a form determined by the Plan Administrator. In the event the participant has not designated a beneficiary, the participant’s Beneficiary shall be the participant’s surviving spouse. In the event the participant does not have a surviving spouse, the participant’s Beneficiary shall be the participant’s beneficiary under the life insurance plan sponsored by the Company.

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C.	Bonus. The annual bonus payable to a participant under the SunCoke Energy, Inc. Annual Incentive Plan.

D.	Compensation. Compensation shall have the same meaning as under the SunCoke Plan with respect to Elective Contributions, except that the Compensation Cap shall not be taken into account.

E.	Elective Account Balance Plan. Any arrangement of a participating employer or a Related Employer that is an elective account balance plan as described in Section 1.409A-1(c)(2)(A) of the Treasury regulations promulgated under Section 409A.

F.	Elective Contributions. The pre-tax elective deferrals made in accordance with a participant’s salary reduction agreement under the SunCoke Plan.

G.	Excess Compensation. Compensation paid to the participant in the calendar year after the Compensation paid to the participant has reached the Compensation Cap.

H.	Non-Elective Account Balance Plan. Any arrangement of a participating employer or a Related Employer that is a non-elective account balance plan as described in Section 1.409A-1(c)(2)(B) of the Treasury regulations promulgated under Section 409A.

I.	Related Employer. means a participating employer and (a) any corporation that is a member of a controlled group of corporations as defined in Section 414(b) of the Code that includes the participating employer, applying a 50% threshold in Section 1563(a)(1), (2) and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) and (b) any trade or business that is under common control as defined in Section 414(c) of the Code that includes the participating employer, applying a 50% threshold in Section 1.414(c)-2 of the Treasury regulations promulgated under Section 414(c) of the Code.

J.	Retirement. Retirement means Separation from Service when a participant has reached age 55 and has 10 years of service or age 60 and has 5 years of service. Years of Service is defined under the SunCoke Plan.

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K.	Separation from Service. Notwithstanding any provision of this Plan to the contrary and pursuant to Treasury Regulation Section 1.409A- 1(h)(1)(ii), where it is reasonably anticipated that there will be a permanent reduction in the level of bona fide services of the participant after a certain date to 49% or less of the average level of bona fide services performed by the participant during the immediately preceding 12 months, such participant shall be treated for purposes of this Plan as having on such date a termination of employment and a separation from service wherever the terms “separation from,” “separation from service for purposes of Code Section 409A,” and “separation from service as defined in Code Section 409A,” are used in the Plan.

IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed and its seal to be hereunto affixed on the date indicated below, but effective as of the Effective Date.

SUNCOKE ENERGY, INC.

By:	/s/ Gary Yeaw
Name: Gary Yeaw Title: Vice President, Human Resources

Date: December 6, 2011

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